Exhibit 1.1

August 14 2014

Poage Bancshares, Inc.

1500 Carter Avenue

Ashland, KY 41101

Attention:	Ralph E. Coffman Jr. President & CEO

Ladies and Gentlemen:

This letter confirms the engagement of Keefe, Bruyette & Woods, Inc. (“KBW”) to act as the exclusive financial advisor to Poage Bancshares (“Holding Company”) in connection with the Holding Company’s issuance of stock in conjunction with the merger of its subsidiary Town Square Bank and Commonwealth Bank(“Bank”), and the proposed conversion from the mutual to stock form of organization pursuant to the Bank’s Plan of Conversion Merger (the “Conversion”), including the offer and sale of certain shares of the common stock (the “Common Stock”) of the Holding Company to eligible persons in a Subscription Offering, with any remaining shares offered to the general public in a Community Offering (the Subscription Offering the Community Offering and any Syndicated Community Offering are collectively referred to herein as the “Offerings”). In addition, KBW will act as Conversion Agent in connection with the Offerings pursuant to the terms of a separate agreement between the Bank and KBW. The Bank and the Holding Company are collectively referred to herein as the “Company” This letter sets forth the terms and conditions of our engagement.

1.	Advisory/Offering Services

As the Company’s financial advisor, KBW will provide financial and logistical advice to the Company and will assist the Company’s management, legal counsel, accountants and other advisors in connection with the Conversion and related issues. We anticipate our services will include the following, each as may be necessary and as the Company may reasonably request:

1.	Provide advice on the financial and securities market implications of the Plan of Conversion and any related corporate documents, including the Company’s Business Plan;

2.	Assist in structuring the Offerings, including developing and assisting in implementing a marketing strategy for the Offerings;
3.	Reviewing all offering documents, including the Prospectus, stock order forms, letters, brochures and other related offering materials (it being understood that preparation and

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filing of such documents will be the responsibility of the Company and its counsel);

4.	Assisting the Company in preparing for and scheduling meetings with potential investors and broker-dealers, as necessary;
5.	Assist the Company in analyzing proposals from outside vendors retained in connection with the Offerings, including printers, transfer agents and appraisal firms;
6.	Assist the Company in the drafting and distribution of press releases as required or appropriate in connection with the Offerings;
7.	Meet with the Board of Directors and/or management of the Company to discuss any of the above services; and

8.	such other financial advisory and investment banking services in connection with the Offerings as may be agreed upon by KBW and the Company.

2.	Due Diligence Review

The Company acknowledges and agrees that KBW’s obligation to perform the services contemplated by this agreement shall be subject to the satisfactory completion of such investigations and inquiries relating to the Company, and its directors, officers, agents and employees, as KBW and their counsel in their sole discretion my deem appropriate under the circumstances. The Company agrees it will make available to KBW all relevant information, whether or not publicly available, which KBW reasonably requests, and will permit KBW to discuss with the board of directors and management the operations and prospects of the Company. KBW will treat all material non-public information as confidential. The Company recognizes and confirms that KBW (a) will use and rely on such information in performing the services contemplated by this agreement without having independently verified the same, and (b) does not assume responsibility for the accuracy or completeness of the information or to conduct any independent verification or any appraisal or physical inspection of properties or assets. KBW will assume that all financial forecasts have been reasonably prepared and reflect the best then currently available estimates and judgments of the Company’s management as to the expected future financial performance of the Company.

3.	Regulatory Filings

The Company will cause appropriate Offering documents to be filed with all regulatory agencies including the Securities and Exchange Commission (“SEC”), the Financial Industry Regulatory Authority (“FINRA”, formerly the NASD), the appropriate federal and/or state bank regulatory agencies. In addition, the Company and KBW agree that the Company’s counsel shall serve as counsel with respect to blue sky matters in connection with the Offerings, and that the Company shall cause such counsel to prepare a Blue Sky Memorandum related to the Offerings including KBW’s participation therein and shall furnish KBW a copy thereof addressed to KBW or upon which counsel shall state KBW may rely.

4.	Fees

For the services hereunder, the Company shall pay the following fees to KBW at closing unless stated otherwise:

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August 14, 2014

(a)	Management Fee: A Management Fee of $20,000 payable in two consecutive monthly installments of $10,000 commencing with the first month following the regulatory approval of the Plan of Merger Conversion. Such fees shall be deemed to have been earned when due. Should the Offerings be terminated for any reason not attributable to the action or inaction of KBW, KBW shall have earned and be entitled to be paid fees accruing through the stage at which point the termination occurred.

(b)	Success Fee: A Success Fee of $100,000 for stock sold in the Subscription and the Direct Community Offering. The Management Fee described in 4(a) will be credited against any Success Fee paid pursuant to this paragraph.

(c)	Syndicated Community Offering: If any shares of the Company’s stock remain available after the Subscription Offering and Direct Community Offering, at the request of the Company, KBW will seek to form a syndicate of registered broker-dealers to assist in the sale of such common stock on a best efforts basis, subject to the terms and conditions set forth in a selected dealers agreement to be entered into between the Company and KBW. KBW will endeavor to distribute the common stock among dealers in a fashion which best meets the distribution objectives of the Company and the Plan. KBW will be paid a fee not to exceed 6.0% of the aggregate Purchase Price of the shares of common stock sold in the Syndicated Community Offering.

6.	Expenses

The Company will bear those expenses of the proposed Offering customarily borne by issuers, including, without limitation, regulatory filing fees, SEC, “Blue Sky,” and FINRA filing and registration fees, the DTC eligibuility fees, the fees of the Company’s accountants, attorneys, appraiser, transfer agent and registrar, printing, mailing and marketing and syndicate expenses associated with the Offering; the fees set forth in Section 5; and fees for “Blue Sky” legal work. If KBW incurs expenses on behalf of Company, the Company will reimburse KBW for such expenses.

KBW shall be reimbursed for its reasonable out-of-pocket expenses related to the Offerings, including costs of travel, meals and lodging, clerical assistance, listings, forms photocopying, telephone, facsimile, couriers and other similar expenses which will not exceed $10,000. KBW will also be reimbursed for fees and expenses of its legal counsel not to exceed $50,000. These expenses assume no unusual circumstances or delay, or a re-solicitation in connection with the Offerings. Should unusual circumstances, delay or a re-solicitation occur, KBW and the Company acknowledge that such expense cap may be increased by mutual consent in amounts not to exceed $10,000 for additional KBW out-of- pocket expenses and $15,000 for additional fees and expenses of legal counsel. In no event shall out-of- pocket expenses, including fees and expenses of counsel, exceed $85,000. The provisions of this paragraph are not intended to apply to or in any way impair or limit the indemnification provisions contained herein.

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7.	Limitations

The Company acknowledges that all opinions and advice (written or oral) given by KBW to the Company in connection with KBW’s engagement are intended solely for the benefit and use of the Company for the purposes of its evaluation of the proposed Offerings. Unless otherwise expressly stated in an opinion letter issued by KBW or otherwise expressly agreed, no one other than the Company is authorized to rely upon this engagement of KBW or any statements or conduct by KBW. The Company agrees that no such opinion or advice shall be used, reproduced, disseminated, quoted or referred to at any time, in any manner, or for any purpose, nor shall any public references to KBW be made by the Company or any of its representatives without the prior written consent of KBW.

The Company acknowledges and agrees that KBW has been retained to act solely as financial advisor to the Company and not as an advisor to or agent of any other person, and the Company’s engagement of KBW is not intended to confer rights upon any person not a party to this Agreement (including shareholders, employees or creditors of the Company) as against KBW or its affiliates, or their respective directors, officers, employees or agents. In such capacity, KBW shall act as an independent contractor, and any duties arising out of its engagement shall be owed solely to the Company. It is understood that KBW’s responsibility to the Company is solely contractual in nature and KBW does not owe the Company, or any other party, any fiduciary duty as a result of this Agreement.

8.	Benefit

This letter agreement shall inure to the benefit of the parties hereto and their respective successors, and the obligations and liabilities assumed hereunder by the parties hereto shall be binding upon their respective successors; provided, however, that this letter agreement shall not be assignable by KBW.

9.	Confidentiality

KBW acknowledges that a portion of the Information may contain confidential and proprietary business information concerning the Company. KBW agrees that, Except as contemplated in connection with the performance of its services under this agreement, as authorized by the Company or as required by law, regulation or legal process, KBW agrees that it will treat as confidential all material, non-public information relating to the Company obtained in connection with its engagement hereunder (the “Confidential Information); provided, however, that KBW may disclose such Confidential Information to its agents and advisors who are assisting or advising KBW in performing its services hereunder and who have agreed to be bound by the terms and conditions of this paragraph. As used in this paragraph, the term “Confidential Information” shall not include information which (a) is or becomes generally available to the public other than as a result of a disclosure by KBW, (b) was available to KBW on a non-confidential basis prior to its disclosure to KBW by the Company, or (c) becomes available to KBW on a non-confidential basis from a person other than the Company who is not otherwise known to KBW to be bound not to disclose such information pursuant to a contractual, legal or fiduciary obligation.

The Company hereby acknowledges and agrees that the presentation materials and financial

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models used by KBW in performing its services hereunder have been developed by and are proprietary to KBW. The Company agrees that it will not reproduce or distribute all or any portion of such models or presentations without the prior consent from KBW in writing.

10.	Indemnification

As KBW will be acting on behalf of the Company in connection with the Offerings, the Company agrees to indemnify and hold harmless KBW and its affiliates, the respective partners, directors, officers, employees and agents of KBW and its affiliates and each other person, if any, controlling KBW or any of its affiliates and each of their successors and assigns (KBW and each such person being an “Indemnified Party”) to the fullest extent permitted by law, from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under applicable federal or state law, or otherwise related to or arising out of the Offerings or the engagement of KBW pursuant to, or the performance by KBW of the services contemplated by, this letter, and will reimburse any Indemnified Party for all expenses (including reasonable legal fees and expenses) as they are incurred, including expenses incurred in connection with the investigation, preparing for or defending any such action or claim whether or not in connection with pending or threatened litigation, or any action or proceeding arising therefrom, whether or not KBW is a party; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage, liability or expense (a) arises out of or is based upon any untrue statement of a material fact or the omission of a material fact required to be stated therein or necessary to make not misleading any statements contained in any final prospectus, or any amendment or supplement thereto, made in reliance on and in conformity with written information furnished to the Company by KBW expressly for use therein or (b) to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court of competent jurisdiction to have resulted primarily from KBW’s gross negligence or bad faith of KBW.

If the indemnification provided for in the foregoing paragraph is judicially determined to be unavailable (other than in accordance with the terms hereof) to any person otherwise entitled to indemnity in respect of any losses, claims, damages or liabilities referred to herein, then, in lieu of indemnifying such person hereunder, the Company shall contribute to the amount paid or payable by such person as a result of such losses, claims, damages or liabilities (and expenses relating thereto) (i) in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and KBW, on the other hand, of the engagement provided for in this Agreement or (ii) if the allocation provided for in clause (i) above is not available, in such proportion as is appropriate to reflect not only the relative benefits referred to in such clause (i) but also the relative fault of each of the Company and KBW, as well as any other relevant equitable considerations; provided, however, in no event shall KBW’s aggregate contribution to the amount paid or payable exceed the aggregate amount of fees actually received by KBW under this Agreement. For the purposes of this Agreement, the relative benefits to the Company and to KBW of the engagement under this Agreement shall be deemed to be in the same proportion as (a) the total value paid or contemplated to be paid or received or contemplated to be received by the Company in the Conversion and the Offerings that are the subject of the engagement hereunder, whether or not consummated, bears to (b) the fees paid or to be paid to KBW under this Agreement.

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11.	Definitive Agreement

This letter agreement reflects KBW’s present intention of proceeding to work with the Company on its proposed Offerings. No legal and binding obligation is created on the part of the Company or KBW with respect to the subject matter hereof, except as to (i) the agreement to maintain the confidentiality of Confidential Information set forth in Section 9, (ii) the payment of certain fees as set forth in Section 4, (iii) the payment of expenses as set forth in Section 6, (iv) the limitations set forth in Section 7, (v) the indemnification and contribution provisions and limitations of liability set forth in Section 10 and (iv) those terms set forth in a mutually agreed upon Agency Agreement between KBW and the Company to be executed prior to commencement of the Offerings, all of which shall constitute the binding obligations of the parties hereto and which shall survive the termination of this letter agreement or the completion of the services furnished hereunder and shall remain operative and in full force and effect.

KBW’s execution of such Agency Agreement shall also be subject to (a) KBW’s satisfaction with Due Diligence Review, (b) preparation of offering materials that are satisfactory to KBW, (c) compliance with all relevant legal and regulatory requirements to the reasonable satisfaction of KBW and its counsel, (d) agreement that the price established by the independent appraiser is reasonable, and (e) market conditions at the time of the proposed Offering.

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and can be altered only by written consent signed by the parties. This Agreement shall be construed and enforced in accordance with the laws of the State of New York, without regard to the conflicts of laws principles thereof.

If the foregoing correctly sets forth our mutual understanding, please so indicate by signing and returning the original copy of this letter to the undersigned.

Very truly yours,

KEEFE, BRUYETTE & WOODS, INC.

By:	/s/ Harold T. Hanley III
Harold T. Hanley III
Managing Director

Poage Bancshares, Inc.

By:	/s/ R.E. Coffman Jr.		Date:	Sept. 18, 2014
	Name:	R.E. Coffman Jr.
	Title:	C.E.O.

August 14, 2014

Poage Bancshares, Inc.

1500 Carter Avenue

Ashland, KY 41101

Attention:   Ralph E. Coffman Jr.

President & CEO

Gentlemen:

This letter confirms the engagement of Keefe, Bruyette & Woods, Inc. (“KBW”) by Poage Bancshares, Inc. (together with its subsidiaries, the “Company”) on an exclusive basis to render financial advisory and investment banking services to the Company in connection with the possible acquisition (by merger or otherwise) by the Company (and/or one or more subsidiaries, affiliates or shareholders of the Company) of Commonwealth Bank, FSB (the “Subject Company”) or the possible purchase by the Company (and/or one or more subsidiaries, affiliates or shareholders of the Company) of all or a substantial portion of the assets through a merger/conversion with the Subject Company (the “Transaction”).

As financial advisor to the Company, KBW will advise and assist the Company in considering the desirability of the Transaction, and in arriving at definitive financial terms therefor. In connection with the foregoing, KBW will familiarize itself to the extent appropriate and feasible with the business, operations, financial condition and prospects of the Company and the Subject Company and will advise and assist the Company in developing a general strategy for accomplishing the Transaction, including the structure of the Transaction and the possible price or price range that might reasonably be offered by the Company in the Transaction. KBW will also advise and assist the Company in the course of its negotiation of the Transaction and, if requested, will participate directly in such negotiations.

The Company agrees to furnish (and will use its best efforts to cause the Subject Company to furnish) KBW with such information as KBW believes appropriate to its assignment (all such information so furnished being the “Information”). The Company recognizes and confirms that KBW (i) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the services contemplated by this letter agreement without having independently verified the same and (ii) does not assume responsibility for the accuracy or completeness of the Information and such other information or to conduct any independent verification or any appraisal

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or physical inspection of properties or assets. KBW will assume that all financial forecasts have been reasonably prepared and reflect the best then currently available estimates and judgments of the Company’s management as to the expected future financial performance of the Company.

KBW acknowledges that a portion of the Information may contain confidential and proprietary business information concerning the Company and the Subject Company. KBW agrees that, except as otherwise required by law, judicial process or regulatory request or demand or as contemplated by its engagement hereunder, to maintain the confidentiality of such Information; provided, that such Information may be disclosed to KBW’s employees, agents and representatives who need to know such Information for the purpose of assisting KBW in rendering the services contemplated hereunder (it being understood that such persons shall be informed of the confidential nature of the Information and shall be directed to treat such Information confidentially). The confidentiality agreement hereunder shall not apply to Information which: (i) becomes generally available to the public other than as a result of a disclosure by KBW or its representatives in violation of the terms of this Agreement; (ii) was available on a nonconfidential basis prior to its disclosure to KBW; or (iii) becomes available to KBW on a nonconfidential basis from a source other than the Company or its representatives provided that such source is not known to KBW to be bound by a confidentiality agreement with the Company.

The Company acknowledges that all opinions and advice (written or oral) given by KBW to the Company in connection with KBW’s engagement are intended solely for the benefit and use of the Company for the purposes of its evaluation of the proposed Transaction. Unless otherwise expressly stated in an opinion letter issued by KBW or otherwise expressly agreed, no one other than the Company is authorized to rely upon this engagement of KBW or any statements or conduct by KBW. The Company agrees that any such opinion or advice, as well as this Agreement (including the terms hereof), shall not be used, reproduced, disseminated, quoted or referred to at any time, in any manner, or for any purpose, nor shall any public references to KBW be made by the Company or any of its representatives, without the prior written consent of KBW.

The Company acknowledges and agrees that KBW has been retained to act solely as financial advisor to the Company and not as an advisor to or agent of any other person, and the Company’s engagement of KBW is not intended to confer rights upon any person not a party to this Agreement (including shareholders, employees or creditors of the Company) as against KBW or its affiliates, or their respective directors, officers, employees or agents. In such capacity, KBW shall act as an independent contractor, and any duties arising out of its engagement shall be owed solely to the Company. It is understood that KBW’s responsibility to the Company is solely contractual in nature and KBW does not owe the Company, or any other party, any fiduciary duty as a result of this Agreement.

The Company agrees to pay KBW a non-refundable cash fee of $25,000 promptly after execution of this letter agreement (the “Retainer Fee”). In addition, the Company will pay to KBW at the time of closing of a Transaction a non-refundable cash fee (the “Contingent Fee”) equal to $75,000 of the aggregate consideration offered in exchange for the outstanding shares of common stock or assets of the Subject Company in the Transaction.

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In addition to any fees payable to KBW pursuant to the foregoing, and regardless of whether any Transaction is proposed or consummated, the Company agrees, from time to time upon request, to reimburse KBW for all reasonable out-of-pocket expenses and disbursements, including fees and reasonable expenses of counsel, incurred in connection with this engagement; provided, however, that such expenses shall not exceed in the aggregate $ 10.000, without the Company’s consent, which consent shall not be unreasonably withheld, conditioned or delayed. The provisions of this paragraph shall not apply to or in any way impair the indemnification or contribution provisions of this Agreement.

In connection with KBW’s engagement (which engagement may have commenced prior to the date hereof) to advise and assist the Company with the Transaction, the Company agrees to indemnify and hold harmless KBW and its affiliates, the respective directors, officers, agents and employees of KBW and its affiliates and each other person, if any, controlling KBW or any of its affiliates and each of their respective successors and assigns (each, an “Indemnified Party”), to the fullest extent permitted by law, from and against any losses, claims, damages or liabilities (or actions, including shareholder actions, in respect thereof) related to or arising out of such engagement or KBW’s role in connection therewith, and will reimburse KBW and any other party entitled to be indemnified hereunder for all expenses (including counsel fees) as they are incurred by KBW or any such other Indemnified Party in connection with investigating, preparing or defending any such action or claim whether or not in connection with pending or threatened litigation in which KBW is a party. The Company will not, however, be responsible for any claims, liabilities, losses, damages or expenses which are finally judicially determined to have resulted primarily from KBW’s bad faith or gross negligence.

If the indemnification provided for in the foregoing paragraph is judicially determined to be unavailable (other than in accordance with the terms hereof) to any person otherwise entitled to indemnity in respect of any losses, claims, damages or liabilities referred to herein, then, in lieu of indemnifying such person hereunder, the Company shall contribute to the amount paid or payable by such person as a result of such losses, claims, damages or liabilities (and expenses relating thereto) (i) in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and KBW, on the other hand, of the engagement provided for in this agreement or (ii) if the allocation provided for in clause (i) above is not available, in such proportion as is appropriate to reflect not only the relative benefits referred to in such clause (i) but also the relative fault of each of the Company and KBW, as well as any other relevant equitable considerations; provided, however, in no event shall KBW’s aggregate contribution to the amount paid or payable exceed the aggregate amount of fees actually received by KBW under this agreement. For the purposes of this agreement, the relative benefits to the Company and to KBW of the engagement under this agreement shall be deemed to be in the same proportion as (a) the total value paid or contemplated to be paid or received or contemplated to be received by the Company or the Company’s stockholders, as the case may be, in the Transaction or Transactions that are the subject of the engagement hereunder, whether or not any such Transaction is consummated, bears to (b) the fees paid or to be paid to KBW under this agreement.

The Company also agrees that neither KBW, nor any of its affiliates nor any officer, director, employee or agent of KBW or any of its affiliates, nor any person controlling KBW or any of its affiliates, shall have any liability to the Company for or in connection with such engagement except for any such

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liability for losses, claims, damages, liabilities or expenses incurred by the Company which are finally judicially determined to have resulted primarily from KBW’s bad faith or gross negligence. The foregoing agreement shall be in addition to any rights that KBW, the Company or any Indemnified Party may have at common law or otherwise, including, but not limited to, any right to contribution. For the sole purpose of enforcing and otherwise giving effect to the provisions of this agreement, the Company hereby consents to personal jurisdiction and service and venue in any court in which any claim which is subject to this agreement is brought against KBW or any other Indemnified Party.

The Company agrees that it will not, without the prior written consent of KBW, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not KBW is an actual or potential party to such claim, action, suit, or proceeding) unless such settlement, compromise or consent includes an unconditional release of KBW from all liability arising out of such claim, action, suit or proceeding.

It is understood that KBW’s engagement referred to above may be embodied in one or more separate written agreements and that, in connection with such engagement, KBW may also be requested to provide additional services or to act for the Company in one or more additional capacities. The indemnification provided hereunder shall apply to said engagement, any such additional services or activities and any modification, and shall remain in full force and effect following the completion or termination of KBW’s engagement.

No waiver, amendment or other modification of this letter agreement shall be effective unless in writing and signed by each party hereto.

This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that state, without regard to such state’s rules concerning conflicts of laws. Any right to trial by jury with respect to any claim or action arising out of this agreement or conduct in connection with the engagement is hereby waived by the parties hereto.

The invalidity or unenforceability of any provision of this letter agreement shall not affect the validity or enforceability of any other provision of this letter agreement, which shall remain in full force and effect pursuant to the terms hereof.

KBW’s engagement hereunder may be terminated by either the Company or KBW at any time with or without cause, upon 10 days’ written notice to that effect to the other party; provided, however, that KBW will be entitled to its full fee as stated above in the event that at any time prior to the expiration of eighteen (18) months after the termination of KBW’s engagement a Transaction is consummated between the Company and the Subject Company. Notwithstanding any termination of this letter agreement, the provisions of this agreement regarding the payment of fees and expenses, and indemnification and contribution and limitations of liability shall survive such termination and remain operative and in full force and effect.

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We are pleased to accept this assignment and look forward to working with the Company. Please confirm that the foregoing is in accordance with your understanding and agreement with KBW by signing and returning to KBW the duplicate of this letter enclosed herewith.

Sincerely,

Keefe, Bruyette & Woods, Inc.

By:	/s/ Harold T. Hanley III
Harold T. Hanley III
Managing Director

The undersigned hereby agrees to the above terms as of this 18th day of Sept 2014.

Poage Bancshares, Inc.

By:	/s/ R.E. Coffman Jr.
Name:	R.E. Coffman Jr.
Title:	C.E.O